EXHIBIT 99.1

Eagle Bancorp, Inc. Completes Sale of $10 Million of Common Stock in Underwritten Offering

BETHESDA, Md., Oct. 31, 2012 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (Nasdaq:EGBN) (the "Company"), the parent company of EagleBank, Bethesda, Maryland (the "Bank"), announced the closing, on October 31, 2012, of the sale by the Company of 552,012 shares of common stock at a price of $18.25 per share. The Company received net proceeds of approximately $9.7 million after underwriting discounts and expenses. Sandler O'Neill + Partners, L.P. acted as the sole underwriter for the offering.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell any security of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through seventeen offices, located in Montgomery County, Maryland, Washington, D.C., Arlington County, Virginia, and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

CONTACT: EAGLE BANCORP, INC.
         Michael T. Flynn
         301.986.1800